Exhibit M

STRICTLY CONFIDENTIAL

May [●], 2022

X Holdings I, Inc.

2110 Ranch Road

620 S. #341886,

Austin, TX 78734

Re: Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger, dated as April 25, 2022 (as amended, restated, supplemented or modified from time to time, the “Merger Agreement”), by and among Twitter, Inc., a Delaware corporation (the “Company”), X Holdings II, Inc., a Delaware corporation (“Acquisition Sub”), X Holdings I, Inc., a Delaware corporation (“Parent”), and, solely for purposes of specified provisions set forth therein, Elon R. Musk (the “Principal”) and (ii) the Equity Commitment Letter, dated as April 25, 2022 (as amended, restated, supplemented or modified from time to time, the “Principal Equity Commitment Letter”) by and among the Principal and Parent. It is contemplated that, (x) pursuant to the Merger Agreement, Acquisition Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”) and (y) in connection with the transactions contemplated by the Merger, Parent, the Equity Investors (as defined below) and certain other equity investors, shall negotiate in good faith and execute an Interim Investors’ Agreement, an Investors’ Agreement, a Securities Purchase Agreement and any other documents reasonably required by the Principal, in each case, consistent with the terms set forth on Exhibit A hereto. Each term used and not otherwise defined herein shall have the meaning assigned to such term in Merger Agreement.

This letter agreement is being delivered by [●] ([●] and their successors, the “Equity Investors”) to Parent in connection with the Merger Agreement.

1.             Commitment. This letter agreement confirms the commitment of each Equity Investor on a several (and not joint or joint and several) basis, subject to the conditions set forth herein, to, directly or indirectly, contribute to or otherwise provide equity capital to Parent at or immediately prior to the Closing (or cause a permitted assignee to do the same) in the amounts set forth opposite such Equity Investor’s name on Exhibit B hereto (such amount with respect to each Equity Investor, the “Aggregate Equity Commitment”). Notwithstanding anything else to the contrary in this letter agreement, no Equity Investor (together with its successors) shall have any obligation under any circumstances to contribute to, or otherwise provide to, Parent, directly or indirectly, funds in an amount in excess of the Aggregate Equity Commitment. The Aggregate Equity Commitments shall be funded in United States Dollars in immediately available funds. The obligation of each Equity Investor (together with its successors) to fund the Aggregate Equity Commitment is subject to (i) the terms of this letter agreement, (ii) the conditions to Parent’s obligation to consummate the transactions contemplated by the Merger Agreement set forth in Section 7.1 and Section 7.2 of the Merger Agreement being satisfied or waived (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing, but subject to the prior or substantially contemporaneous satisfaction or waiver of such conditions at the Closing) and (iii) substantially contemporaneous receipt by Parent or Acquisition Sub of the cash proceeds of the Debt Financing contemplated by the Debt Commitment Letters in accordance with the terms and conditions of such Debt Commitment Letters or any Alternative Financing that Parent accepts from alternative sources pursuant to Section 6.10(c) of the Merger Agreement (subject only to the funding of (x) the Aggregate Equity Commitments contemplated by this letter agreement, (y) the “Aggregate Equity Commitment” as contemplated by the Principal Equity Commitment Letter and (z) the “Aggregate Equity Commitments” as contemplated by letter agreements in substantially the same form as this letter agreement, in each case, entered into by certain co-investors and Parent). The amount of the Aggregate Equity Commitments to be funded pursuant to this letter agreement may not be reduced by the Equity Investors without the prior written consent of Parent. The Principal in his sole discretion may reduce the amount of the Aggregate Equity Commitment to be funded by the Equity Investors pursuant to this letter agreement. The Aggregate Equity Commitments (or any amounts contributed or funded as contemplated pursuant to the prior sentence) shall be used solely as will be required, and solely to the extent necessary, to fund the amounts required to be funded by Parent in connection with the Merger Agreement, solely to the extent and when required to be paid on the terms and subject to the conditions set forth herein and in the Merger Agreement and not for any other purpose whatsoever.

2.             Termination. Each Equity Investor’s obligation to fund its Aggregate Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the institution or assertion of any action, suit, claim, arbitration or other proceeding, whether at law, in equity or otherwise (a “Claim”), by the Company or any of its controlled Affiliates against any of the Equity Investors, Acquisition Sub, Parent, the Principal or any Related Party (as defined below) arising under, or in connection with, this letter agreement, the Merger Agreement, or any the transactions contemplated hereby or thereby (a “Prohibited Claim”), other than a Claim by the Company against any Equity Investor, Acquisition Sub, Parent and/or the Principal in accordance with, and solely to the extent permitted under, the Merger Agreement, seeking (A) specific performance or other equitable remedies against any Equity Investor, Acquisition Sub, Parent and the Principal or (B) payment of the Parent Termination Fee (the foregoing clause, the “Non-Prohibited Claims”), (b) the valid termination of the Merger Agreement pursuant to Section 8.1 thereof (unless the Company shall have previously commenced an action, suit or proceeding pursuant to Section 9.9 of the Merger Agreement or Section 5 of this letter agreement, in which case the obligations set forth in Section 1 of this letter agreement shall terminate upon the final, non-appealable resolution of such action, suit or proceeding by a court of competent jurisdiction and the satisfaction by the Equity Investors of any obligations finally determined (if any) or agreed to be owed by the Equity Investors, consistent with the terms hereof), (b) the Closing (if the Closing occurs) (but only if the obligation to fund the Aggregate Equity Commitments pursuant to Section 1 of this letter agreement shall have been discharged in connection therewith) or (c) the valid termination of the Principal Equity Commitment Letter. Upon the termination or expiration of this letter agreement, no party hereto shall have any further obligations or liabilities hereunder.

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3.             Representations and Warranties. Each Equity Investor hereby represents and warrants that:

(a)             it has all necessary power and authority to execute, deliver and perform this letter agreement;

(b)             the execution, delivery and performance of this letter agreement by the Equity Investor (i) has been duly and validly authorized and approved by all necessary action and (ii) does not and will not (x) violate any rule of Law, (y) contravene any provision of the Equity Investor’s charter, partnership agreement, operating agreement or similar organizational documents or (z) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any material contract binding on the Equity Investor’s assets to which he is a party;

(c)             all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement;

(d)             this letter agreement constitutes a legal, valid and binding obligation of the Equity Investor enforceable against the Equity Investor in accordance with its terms, except (i) as may be limited by any bankruptcy, insolvency, reorganization, moratorium and similar legal requirements affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law, in equity, in contract, in tort or otherwise; and

(e)             it has the ﬁnancial capacity to pay and perform its obligations under this letter agreement for so long as this letter agreement shall remain in effect in accordance with Section 2 hereof.

4.             Assignment; Reliance. No Equity Investor may assign any of its obligations to fund the Aggregate Equity Commitment without the prior written consent of Parent.

5.             Recourse.

(a)             Notwithstanding anything that may be expressed or implied in this letter agreement, Parent and the Company, by their acceptance of the benefits of the Aggregate Equity Commitment provided herein, covenant, acknowledge and agree that no party other than the Equity Investors (or their successors) shall have any obligation hereunder and that, (a) no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, security holder, Affiliate, stockholder, controlling party, assignee or representative of the undersigned, other than the parties hereto or their assignees (any such party, other than the parties hereto or their assignees, or Parent or Acquisition Sub, a “Related Party” and together, the “Related Parties”), or any Related Party of any Related Party of any party hereto (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the transactions contemplated hereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or with respect to any legal action (whether at law, in equity, in contract, in tort or otherwise), including, without limitation, in the event Parent or Acquisition Sub breaches its obligations under the Merger Agreement and including whether or not the breach by Parent or Acquisition Sub is caused by the breach by the Equity Investors of their respective obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any party hereto or any Related Party of any Related Party of any party hereto under this letter agreement or any documents or instruments delivered in connection herewith (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or for any legal action (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation or any legal or equitable proceeding (including, without limitation, alleging an alter ego theory or seeking to piece the corporate veil or otherwise); provided, that the Related Parties are third party beneficiaries of this Section 5(a).

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(b)             This letter agreement may only be enforced by Parent in its sole discretion or, solely to the extent set forth in the proviso to the next sentence, the Company. The Company shall have no right to enforce this letter agreement except solely to the extent set forth in the following proviso and no third party, including any of Parent’s creditors, shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement; provided, however, that, subject to the terms and conditions of the Merger Agreement and this letter agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby for the purpose of seeking specific performance of Parent’s right to cause the Aggregate Equity Commitment to be funded hereunder, or to directly cause the Equity Investor to fund the Aggregate Equity Commitment hereunder, without any requirement that such enforcement be at the direction of Parent, and for no other purpose (including, without limitation, any claim for monetary damages hereunder).

6.             Governing Law; Consent to Jurisdiction. This letter agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this letter agreement, or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter agreement and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6 in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

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7.             Entire Agreement; Amendments and Waivers. This letter agreement, and the terms set forth on Exhibit A (together with any arrangements or agreements entered into pursuant thereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This letter agreement may only be amended, restated, supplemented or otherwise modified or waived by a written instrument signed by each of the parties hereto and the Company (it being agreed that the Company is an intended third party beneficiary of this sentence). No action taken pursuant to this letter agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or obligation contained herein. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.             Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

(a)           If to Parent, to:

2110 Ranch Road

620 S. #341886,

Austin, TX 78734
Attention: Elon Musk

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400

Palo Alto, California 94301

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Phone:	(650) 470-4500
Email:	mike.ringler@skadden.com

sonia.nijjar@skadden.com

dohyun.kim@skadden.com

Attention:	Mike Ringler

Sonia K. Nijjar

Dohyun Kim

(b)           If to the Equity Investor, to:

[Entity]
[Address]
E-mail: [●]
Attention: [●]

with copies (which shall not constitute actual or constructive notice) to:

[Law Firm]
[Address]
Attention: [●]
Email: [●]

9.             Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this letter agreement be consummated as originally contemplated to the fullest extent possible.

10.           Counterparts; Delivery by Email. This letter agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this letter agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this letter agreement.

11.           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[The remainder of this page is intentionally left blank]

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Very truly yours.

EQUITY INVESTORS:

[●]

By:
Name: Title:

Accepted and acknowledged:

PARENT:

X HOLDINGS I, INC.

By:________________________________
Name: Elon R. Musk
Title: President, Secretary and Treasurer

[Signature Page to Equity Commitment Letter]